ARTICLES SUPPLEMENTARY
                                       OF
                               AMERINDO FUNDS INC.


         Amerindo Funds Inc., a Maryland Corporation having its principal office in the State of Maryland in the City of Baltimore (hereinafter called the "Corporation" or the "Fund"), certifies to the Department of Assessments and Taxation of Maryland that:

         (1) The following is a description of the stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as set and changed by the board of directors:

                  The Fund's stock is reclassified into the following series and classes: (i) an additional 20,000,000 shares of authorized but unissued stock will be allocated to the Amerindo Technology Fund for a total of 120,000,000 shares (of these 120,000,000 shares, Class A, Class C and Class D shares will be allocated 40,000,000 shares each); (ii) 120,000,000 shares of authorized but unissued stock will be allocated to the Amerindo Internet B2B Fund (of these 120,000,000 shares, Class A, Class C and Class D shares will be allocated 40,000,000 shares each);
                  (iii) 120,000,000 shares of authorized but unissued stock will be allocated to the Amerindo Health & Biotechnology Fund (of these 120,000,000 shares, Class A, Class C and Class D shares will be allocated 40,000,000 shares each); and (iv) 120,000,000 shares of authorized but unissued stock are allocated to the Amerindo Technology Fund II (of these 120,000,000 shares, Class A, Class C and Class D shares will be allocated 40,000,000 shares each).

                  Each share, regardless of class, will represent an interest in the same portfolio of investments and will have identical voting (unless by law certain matters must be approved by the affected class), dividend, liquidation and other rights, preferences, powers, restrictions, limitations and terms and conditions as set forth in the Corporation's Articles of Incorporation, as amended, except that (i) Class A, Class C and Class D shares will have different designations; (ii) under the Rule 12b-1 Distribution and Service Plan and related agreements, the Class A and Class D shares are assessed a service fee of 0.25% of the respective Class's average daily net assets and the Class C shares are assessed a service fee of 0.25% and a distribution fee of 0.75% of the Class's average daily net assets; and (iii) the exchange privilege will permit stockholders to exchange their shares only for shares of the same class of designated funds listed in an exchange fund.

         (2) The Corporation's stock has been reclassified by the Corporation's board of directors under the authority contained in Article Sixth of the Corporation's Articles of Incorporation, as amended.



935796.3


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         IN WITNESS WHEREOF, Amerindo Funds Inc. has caused these presents to be signed in its name and on its behalf by its President or one of its Vice Presidents and attested by its Secretary or one of its Assistant Secretaries, on May ___, 2000.

                                     AMERINDO FUNDS INC.



                                     By: /s/ Dana Smith
                                         -------------------------
                                         Name:  Dana Smith
                                         Title: Vice President
ATTEST:


------------------------------
Name:  Anthony Ciulla
Title: Vice President and Secretary

935796.3
                                       -2-

         THE UNDERSIGNED, Vice President of AMERINDO FUNDS INC., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information, and in all material respects, under the penalties of perjury.


                                     AMERINDO FUNDS INC.



                                     By: /s/ Dana Smith
                                         -------------------------
                                         Name:  Dana Smith
                                         Title: Vice President


935796.3
                                       -3-